U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

UNDER SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 000-53774

Earth Dragon Resources, Inc.

(Name of Small Business Issuer in its charter)

Nevada	I.R.S. Employer Identification Number
(State or other jurisdiction of
incorporation or formation)	27-4537450

7660-H Fay Avenue, Suite 312
La Jolla, CA	92037
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number: (800) 644-1806

Email: mike@earthdragonresources.com

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act:

Name of Exchange on which
Title of each class	each class is to be registered

Common Stock, $.0001	N/A

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer or a small reporting company. See definition of large accelerated filer, accelerated filer and small reporting company in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer [ ] Accelerated filer [ ] Non-accelerated filer [ ] Small reporting company [X]

ITEM 1. BUSINESS

Corporate History

Earth Dragon Resources, Inc. (“The Company”) was incorporated on October 23, 2007 in the State of Nevada. The Company was originally formed to engage in the business of locating and recovering mineral deposits, reserves and precious metals in the State of Nevada and in Ghana, Tanzania and Quebec. The Company began its initial exploration activities in Southwest Nevada with a claim referred to as the "Mountain Queen Lode Claim."

On February 10, 2012, the Company added a marine division with the acquisition of all of the outstanding capital stock of Project X, Inc., a private Nevada corporation (the "Project X"), for Eight Million Five Hundred Seventy Thousand (8,570,000) restricted shares of our common stock, in exchange for all of the issued and outstanding shares of Project X. Project X was a wholly owned subsidiary of the company, and was formed on June 1, 2011, for the purpose of entering in to a Joint Venture with Deep Marine Salvage Inc., a Nevis Corporation ("DMS"). The purpose of the Joint Venture was to engage in the business of locating and recovering valuable cargo from ships lost throughout the world's oceans.

On May 20, 2011, Project X and DMS entered into a Joint Venture Agreement (the "JV Agreement") to set forth the terms of the parties' agreement to create and operate such Joint Venture (the "JV"). The Joint Venture was formed for the financing and salvage of three (3) World War I shipwrecks, which the Company’s management believed contained cargo consisting of precious metals. The UK government issued three (3) licenses for these wrecks to our Joint Venture partner in December 2011.

On April 27, 2012, the parties entered into a Pledge Agreement whereby 10 million shares of the Company’s common stock was issued to DMS to secure the prompt and complete payment and performance when due by the Project X of the JV funding obligations.

On March 6, 2013, Earth Dragon Resources, Inc. terminated the Joint Venture Agreement and the Pledge Agreement it entered into with DMS. In exchange for Earth Dragon's agreement to cancel the Joint Venture, Earth Dragon received an interest in the cargo recoveries from the three (3) World War I shipwrecks that were the subject of the Joint Venture Agreement, equal to two percent (2%) of the total recoveries, with a total maximum payout to Earth Dragon of $5 million.

Pursuant to the Termination Agreement, the 10,000,000 shares issued to DMS in connection with the Pledge Agreement were cancelled and returned to treasury.

On February 10, 2014, the Company entered into a Management Agreement (the “Management Agreement”) with James Hays, John Simmonds, M.D. and Caleb DesRosiers (collectively, the “Managers”), whereby pursuant to the terms and conditions of the Management Agreement, the Company engaged the Managers to manage PlasmaGenix in exchange for the Managers receiving from the Company an initial annual base salary of up to $70,000, subject to annual review.  On the first business day of each calendar quarter, the Managers have the right to convert accrued and unpaid salary into shares of the Company’s common stock, at a price based on the average close sale price of the company’s common stock for the last three (3) trading days of the prior quarter.  The term of engagement, unless terminated earlier in accordance with the provisions of the Management Agreement, is from September 18, 2013 to September 18, 2016.

The management agreement contains a non-solicitation provision that prohibits the managers from actively soliciting our employees, consultants or certain brokers during the period of employment and for a period of one year following termination of employment. The managers are also subject to perpetual confidentiality restrictions that protect the Company’s proprietary information, developments and other intellectual property following termination of employment.

As part of the Management Agreement and Share Exchange Agreement, the owners of PlasmaGenix were entitled to additional common stock issuances of 13,800,000 and 14,400,000, respectively, based upon certain operational milestones being met. As of February 28, 2015, both operational milestones have been met and the Company plans to issue the additional 13,800,000 common shares within 30 days of the effectiveness of this registration statement.

Current Operations

On February 13, 2014, Earth Dragon Resources, Inc. entered into a Share Exchange Agreement with Plasmagenix, Inc., a private California corporation, and its shareholders (the “Agreement”), whereby pursuant to the terms and conditions of the Agreement, the shareholders of PlasmaGenix would acquire Thirteen Million Eight Hundred Thousand (13,800,000) shares of our common stock, in exchange for all of the issued and outstanding shares of PlasmaGenix. PlasmaGenix is now held and operated as the Company’s wholly owned subsidiary.

The Company’s current operations consist solely of supporting the operations of its wholly owned subsidiary, PlasmaGenix, Inc. Plasmagenix, Inc., a wholly owned subsidiary of the Company, is a biologics company based in Inglewood, California. Their three lead products, PlasmaNeu, PlasmaGen, and PlasmaPro, have been used for over a decade to treat chronic, non-healing wounds, prevent amputations in high-risk populations, and for use in assisting in the treatment of peripheral neuropathy associated with HIV and Diabetes.

Company’s Products and Services

The Company, through its wholly owned subsidiary PlasmaGenix, is primarily focused on the development of regenerative therapeutics derived from a patient’s own blood and facilitating access to treatment, particularly in high-risk populations. Its lead products have been used to treat chronic pain, sports-related injuries, non-healing wounds as well as debilitating neurological conditions associated with HIV, diabetes, muscular sclerosis, and Charcot-Marie-Tooth disease. The Company is dedicated to developing and commercializing additional regenerative therapeutics. To date, Plasmagenix’s exclusive technology has successfully treated over 10,000 patients.

These products are not prescribed to patients directly. We offer the products to physicians, who can then administer the treatment. PlasmaGenix currently has an agreement with Physicians Business Solutions (“PBS”), a nationwide vendor service providing practice management services to physicians. PBS currently has over 500 clinic partners in the United States.PlasmaGenix makes our products available to PBS member physicians. Once our product is made available to physicians, Product treatments can be administered to the patient in the operating room or office, with the use based on the patient’s orthopedic condition.

PlasmaNeu

PlasmaNeu is platelet derived neurogenic growth factors that act on regenerating peripheral nerves. PlasmaNeu is indicated for peripheral nerve conditions such as HIV-Associated Peripheral Neuropathy and Diabetic Neuropathy.

PlasmaGen

PlasmaGen is a platelet-rich fibrin matrix combined with a collagen microscaffold that is applied topically to a chronic non-healing wound. When used as a wound optimizer, PlasmaGen can enhance angiogenesis and epithelialization prior to the application of autologous dermal cells.

PlasmaPro

PlasmaPro is a unique mixture of platelet rich as well as platelet poor plasma combined with a platelet aggregator to amplify the release of various growth factors. Peri-wound injections of PlasmaPro are used in wound optimization to facilitate and augment angiogenesis as well as epithelialization.

Our products utilize Platelet rich plasma (PRP), a blood plasma derived product, which typically contains an elevated level of platelets and growth factors (at least four to eight times) than normal blood concentration. PRP appears to have beneficial effects for tendon, ligament or muscle injuries, maxillofacial therapies, dentistry, cosmetics, wound healing, cardiothoracic surgery, ear–nose–throat surgery, neurosurgery, urology, and ophthalmology.

Blood products such as PRP fall under the prevue of FDA's Center for Biologics Evaluation and Research (CBER). CBER is responsible for regulating human cells, tissues, and cellular and tissue-based products. The regulatory process for these products is described in the FDA's 21 CFR 1271 of the Code of Regulations. Under these regulations, certain products including blood products such as PRP are exempt and therefore do not follow the FDA's traditional regulatory pathway that includes animal studies and clinical trials. For these products, the FDA application allows devices that are "substantially equivalent" to a currently marketed device to come to the market.

The use of PRP in various settings, for example, an office injection, would be considered "off label." However, clinicians are free to use a product off-label as long as certain responsibilities are met. Per CBER, when the intent is the practice of medicine, clinicians "have the responsibility to be well informed about the product, to base its use on firm scientific rationale and on sound medical evidence, and to maintain records of the product's use and effects." Because our products are substantially equivalent to products that have been on the market for several years, we do not require FDA approval. Additionally, any products that we develop will likely be substantially similar to existing products, and thus will also not require FDA approval.

Plan of Operations:

PlasmaGenix develops platelet-based therapies for treating musculoskeletal conditions such as osteoarthritis, cruciate ligament and meniscal injuries of the knee, rotator cuff tears, plantar faciaitis, lateral epicondylitis and other sports related injuries.

Product Development

The Company is currently developing products for treating peripheral neuropathy, hair loss and facial rejuvenation using platelet-rich plasma (“PRP”). As a concentrated source of autologous platelets, PRP contains (and releases through degranulation) several different growth factors and other cytokines that stimulate healing of bone and soft tissue, and can also be used as a treatment for hair regrowth. These products are not yet commercially available.

No clinical trials have been performed on our product candidates, and we do not plan to conduct any clinical testing in the future. Because all of the product candidates utilize previously existing and accepted technology with versions of similar established products currently available, we do not believe that we will need to subject them to clinical testing.

For example, our facial rejuvenation product using PRP is the equivalent of Selphyl, a a non-surgical cosmetic procedure involving the reinjection of a PRP gel derived from the patient’s own blood back into multiple areas of the skin of their face in an effort to treat wrinkles and rejuvenate the face. There have been several publications that report that PRP may be useful as a facial filler. We intend to utilize this PRP treatment in our facial rejuvenation product.

We also plan to utilize PRP therapy in our hair restoration product, with the growth factors present in PRP used to stimulate the hair follicle’s growth. There have been only a limited number of scientific studies showing the efficacy of PRP treatment for hair loss, and the long term benefits of PRP for hair loss are not yet known. However, the use of PRP therapy in treatment of hair loss has been widely used for several years. We plan to utilize previously existing treatments for our hair loss treatment product.

The facial rejuvenation and hair loss products are ready for release pending the completion of the official protocol. The protocols will be drafted in January 2016 and we anticipate offering the products for sale in June 2016.

We are also developing a product that will use PRP treatment for the elimination of chronic neuropathic pain through an exclusive license of a patent application from James Hays and Plum Grove Investments Trust. We plan to license this patent pending method of producing autologous PRP to create products to treat neuropathy. It is believed that applying PRP to affected sites eliminates neuropathic pain primarily by platelet- and stem cell-released factors initiating the complex cascade of wound healing events, starting with the induction of enhanced inflammation and its complete resolution, followed by all the subsequent steps of tissue remodeling, wound repair and axon regeneration that result in the elimination of neuropathic pain, and also by some of these same factors acting directly on neurons to promote axon regeneration thereby eliminating neuropathic pain. We have completed the protocol for our neuropathy treatment and will be submitting it for FDA approval in June 2016. We have a peer reviewed published case study relative to this treatment.

Employees

As of the date of this prospectus, we have one full-time employee. We intend to engage additional employees on an as needed basis as our business expands.

Industry Overview

The regenerative medicine industry represents a vast network of interdisciplinary companies working in biology, chemistry, and physical sciences. The Alliance for Regenerative Medicine (ARM) estimates that there are more than 700 companies with a regenerative medicine focus ranging from divisions of multinational corporations to smaller organizations focused solely on the sector.

A significant number of regenerative medicine products are already commercially and clinically successful. It is estimated by ARM that in 2012 cell therapy products distributed by biotherapy companies generated over $900 million with 160,000 patients receiving treatments. These numbers are expected to grow exponentially as new treatments and products continue to be approved.

Government Regulation:

Regulation by governmental authorities in the United States and other countries is a significant factor in the development, manufacture, commercialization and reimbursement of our products and services. Virtually all of the products we develop will require marketing approval, or licensure, by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical and clinical testing and other approval procedures of the U.S. Food and Drug Administration, or FDA, and similar regulatory authorities in other countries. Various governmental statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage and record keeping related to such products and their marketing. State, local and other authorities may also regulate pharmaceutical manufacturing facilities. The process of obtaining these approvals and the subsequent compliance with appropriate statutes and regulations require the expenditure of substantial time and money, and there can be no guarantee that approvals will be granted.

Bio-pharmaceutical Product Regulation

The Company’s plasma-based products and other bio-pharmaceuticals it may develop are regulated by FDA. Under the United States regulatory scheme, the development process for new such products can be divided into two distinct phases:

·	Preclinical Phase . The preclinical phase involves the discovery, characterization, product formulation and animal testing necessary to prepare an Investigational New Drug application (“IND”) for submission to FDA. The IND must be accepted by FDA before the product candidate can be tested in humans. The review period for an IND submission is 30 days, after which, if no comments are made by FDA, the product candidate can be studied in Phase I clinical trials. Certain preclinical tests must be conducted in compliance with FDA’s good laboratory practice regulations and the U.S. Department of Agriculture’s Animal Welfare Act.

·	Clinical Phase . The clinical phase of development follows a successful IND submission and involves the activities necessary to demonstrate the safety, tolerability, efficacy, and dosage of the product candidate in humans, as well as, the ability to manufacture the drug in accordance with cGMP requirements. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study and the parameters to be used in assessing the safety and the efficacy of the product candidate. Each clinical protocol is submitted to FDA as part of the IND prior to beginning the trial. Each trial is reviewed, approved, and conducted under the auspices of an investigational review board (“IRB”) and each trial, with limited exceptions, must include the patient’s informed consent. Typically, clinical evaluation involves the following time-consuming and costly three-phase sequential process:

Phase 1 .  In Phase 1 clinical trials, typically a small number of healthy individuals (although in some instances individuals with the disease or condition for which an indication is being sought for the product candidate are enrolled) are tested with the product candidate to determine safety and tolerability and includes biological analyses to determine the availability and metabolism of the active ingredient following administration.

Phase 2 .  Phase 2 clinical trials involve administering the product candidate to individuals who suffer from the target disease or condition to determine the optimal dose and potential efficacy. These clinical trials are well controlled, closely monitored, and conducted in a relatively small number of patients, usually involving no more than several hundred subjects.

Phase 3 .  Phase 3 clinical trials are performed after preliminary evidence suggesting efficacy of a product candidate has been obtained and safety, tolerability, and an optimal dosing regimen have been established. Phase 3 clinical trials are intended to gather additional information about efficacy and safety that is needed to evaluate the overall benefit-risk relationship and to complete the information needed to provide adequate instructions for the use of the product candidate. Phase 3 trials usually include from several hundred to a few thousand subjects.

Throughout the clinical phase, samples of the product made in different batches are tested for stability to establish shelf life constraints. In addition, large-scale production protocols and written standard operating procedures for each aspect of commercial manufacture and testing must be developed. These trials require scale up for manufacture of increasingly larger batches of bulk chemical. These batches require validation analyses to confirm the consistent composition of the product.

Phase 1, 2, and 3 testing may not be completed successfully within any specified time period, if at all. The FDA closely monitors the progress of each of the three phases of clinical trials that are conducted under an IND and may, at its discretion, reevaluate, alter, suspend (place on “clinical hold”), or terminate the trials based upon the data accumulated to that point and the agency’s assessment of the risk/benefit ratio to the patient. The FDA may suspend or terminate clinical trials at any time for various reasons, including a finding that the subjects or patients are being exposed to an unacceptable health risk. The FDA can also request that additional clinical trials be conducted as a condition to product approval. Additionally, new government requirements may be established that could delay or prevent regulatory approval of products under development. Furthermore, IRBs, which are independent entities constituted to protect human subjects at the institutions in which clinical trials are being conducted, have the authority to suspend clinical trials at their respective institutions at any time for a variety of reasons, including safety issues.

After the successful completion of Phase 3 clinical trials, the sponsor of the new bio-pharmaceutical submits a Biologics License Application (“BLA”) to the FDA requesting approval to market the product for one or more indications. A BLA is a comprehensive, multi-volume application that includes, among other things, the results of all preclinical studies and clinical trials, information about the product candidate’s composition and manufacturing, and the sponsor’s plans for manufacturing, packaging, and labeling the drug. Under the Pediatric Research Equity Act of 2003, an application also is required to include an assessment, generally based on clinical study data, of the safety and efficacy of product candidates for all relevant pediatric populations before the BLA is submitted. The statute provides for waivers or deferrals in certain situations. In most cases, the BLA must be accompanied by a substantial user fee. In return, the FDA assigns a goal of 10 months from acceptance of the application to return of a first “complete response,” in which FDA may approve the product or request additional information.

The submission of the application is no guarantee that the FDA will find it complete and accept it for filing. The FDA reviews all BLA’s submitted before it accepts them for filing. It may refuse to accept the application and request additional information rather than accept the application for filing, in which case, the application must be resubmitted with the supplemental information. After the application is deemed filed and accepted by the FDA, agency staff reviews a BLA to determine, among other things, whether a product is safe and efficacious for its intended use. The FDA has substantial discretion in the approval process and may disagree with an applicant’s interpretation of the data submitted in its BLA. As part of this review, the FDA may refer the application to an appropriate advisory committee, typically a panel of physicians, for review, evaluation, and an approval recommendation. The FDA is not bound by the opinion of the advisory committee. Products that successfully complete BLA review and receive clearance (i.e., approval) may be marketed in the United States, subject to all conditions imposed by the FDA.

Prior to granting approval, the FDA conducts an inspection of the facilities, including outsourced facilities, that will be involved in the manufacture, production, packaging, testing, and control of the product candidate for cGMP compliance. The FDA will not approve the application unless cGMP compliance is satisfactory. If FDA determines that the marketing application, manufacturing process, or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and will often request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the marketing application does not satisfy the regulatory criteria for approval and refuse to approve the application by issuing a “not approvable” letter. The length of the FDA’s review may range from a few months to several years.

If the FDA approves the BLA, the product becomes available for physicians to prescribe in the United States. After approval, the BLA holder is still subject to continuing regulation by the FDA, including record keeping requirements, submitting periodic reports to the FDA, reporting of any adverse experiences with the product, and complying with drug sampling and distribution requirements. In addition, the BLA holder is required to maintain and provide updated safety and efficacy information to the FDA. The BLA holder is also required to comply with requirements concerning advertising and promotional labeling, including prohibitions against promoting any non-FDA approved or “off-label” indications of products. Failure to comply with those requirements could result in significant enforcement action by the FDA, including warning letters, orders to pull the promotional materials, and substantial fines. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval.

Biologics manufacturers and their subcontractors are required to register their facilities and products manufactured annually with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA to assess compliance with cGMP regulations. Facilities may also be subject to inspections by other federal, foreign, state or local agencies. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

In addition, following the FDA approval of a product, discovery of problems with a product or the failure to comply with requirements may result in restrictions on a product, manufacturer, or holder of an approved marketing application, including withdrawal or recall of the product from the market or other voluntary or the FDA-initiated action that could delay further marketing. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contra-indications. Also, FDA may require post-market testing and surveillance to monitor the product’s safety or effectiveness, including additional clinical studies, known as Phase 4 trials, to evaluate long-term effects.

Fraud and Abuse Laws

The Company may also be indirectly subject to federal and state physician self-referral laws. Federal physician self-referral legislation (commonly known as the “Stark Law”) prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain “designated health services” if the physician or an immediate family member has any financial relationship with the entity. A person who engages in a scheme to circumvent the Stark Law’s referral prohibition may be fined up to $100,000 for each such arrangement or scheme. The penalties for violating the Stark Law also include civil monetary penalties of up to $15,000 per referral and possible exclusion from federal health care programs such as Medicare and Medicaid. The Stark Law also prohibits the entity receiving the referral from billing any good or service furnished pursuant to an unlawful referral, and any person collecting any amounts in connection with an unlawful referral is obligated to refund such amounts. Various states have corollary laws to the Stark Law, including laws that require physicians to disclose any financial interest they may have with a health care provider to their patients when referring patients to that provider. Both the scope and exception for such laws vary from state to state.

The Company may also be subject to other U.S. laws which prohibit submitting claims for payment or causing such claims to be submitted that are false. Violation of these false claims statutes may lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded state health programs. These statutes include the federal False Claims Act, which prohibits the knowing filing of a false claim (or causing the submission of a false claim) or the knowing use of false statements to obtain payment from the U.S. federal government. When an entity is determined to have violated the False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Suits filed under the False Claims Act can be brought by an individual on behalf of the government (a “qui tam action”). Such individuals (known as “qui tam relators”) may share in the amounts paid by the entity to the government in fines or settlement. In addition certain states have enacted laws modeled after the False Claims Act. “Qui tam” actions have increased significantly in recent years causing greater numbers of health care companies to have to defend false claim actions, pay fines or be excluded from the Medicare, Medicaid or other federal or state health care programs as a result of an investigation arising out of such action.

Several states also have referral, fee splitting and other similar laws that may restrict the payment or receipt of remuneration in connection with the purchase or rental of medical equipment and supplies. State laws vary in scope and have been infrequently interpreted by courts and regulatory agencies, but may apply to all health care products and services, regardless of whether Medicaid or Medicare funds are involved.

Health Reform

The United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. By way of example, in March 2010, the ACA was signed into law, which intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add transparency requirements for the healthcare and health insurance industries, impose taxes and fees on the health industry and impose additional health policy reforms. With regard to pharmaceutical products, among other things, the ACA expanded and increased industry rebates for drugs covered under Medicaid programs and made changes to the coverage requirements under the Medicare prescription drug benefit. We continue to evaluate the effect that the ACA has on our business.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of up to 2% per fiscal year effective April 1, 2013 and, due to subsequent legislative amendments to the statute, will stay in effect through 2024 unless additional Congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for our products, and, accordingly, our financial operations.

In the coming years, additional legislative and regulatory changes could be made to governmental health programs that could significantly impact pharmaceutical companies and the success of our products.

Pharmaceutical Pricing and Reimbursement

In the United States and markets in other countries, sales of any products for which we receive regulatory approval for commercial sale may depend in part on the availability of reimbursement from third-party payors. Third-party payors include government health programs, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Our products may not be considered cost-effective. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on its investment in product development.

Currently, our products are not reimbursed or purchased under any government or third party payor programs.

Privacy Law

Federal and state laws govern our ability to obtain and, in some cases, to use and disclose data we need to conduct research activities. Through the Health Insurance Portability and Accountability Act of 1996, or HIPAA, Congress required the Department of Health and Human Services to issue a series of regulations establishing standards for the electronic transmission of certain health information. Among these regulations were standards for the privacy of individually identifiable health information. Most health care providers were required to comply with the Privacy Rule as of April 14, 2003.

HIPAA does not preempt, or override, state privacy laws that provide even more protection for individuals' health information. These laws' requirements could further complicate our ability to obtain necessary research data from our collaborators. In addition, certain state privacy and genetic testing laws may directly regulate our research activities, affecting the manner in which we use and disclose individuals' health information, potentially increasing our cost of doing business, and exposing us to liability claims. In addition, patients and research collaborators may have contractual rights that further limit our ability to use and disclose individually identifiable health information. Claims that we have violated individuals' privacy rights or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Other Regulations

In addition to privacy law requirements and regulations enforced by the FDA, we also are subject to various local, state and federal laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including chemicals, micro-organisms and various radioactive compounds used in connection with our research and development activities. These laws include, but are not limited to, the Occupational Safety and Health Act, the Toxic Test Substances Control Act and the Resource Conservation and Recovery Act. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by state and federal regulations, we cannot assure you that accidental contamination or injury to employees and third parties from these materials will not occur. We may not have adequate insurance to cover claims arising from our use and disposal of these hazardous substances.

Competition

Our industry is subject to rapid and intense technological change. We face, and will continue to face, intense competition from pharmaceutical, biopharmaceutical and biotechnology companies, as well as numerous academic and research institutions and governmental agencies engaged in drug discovery activities or funding, both in the U.S. and abroad. Some of these competitors are pursuing the development of drugs and other therapies that target the same diseases and conditions that we target in our commercial, clinical and preclinical programs.

Many of the companies competing against us have financial and other resources substantially greater than our own. In addition, many of our competitors have significantly greater experience in testing pharmaceutical and other therapeutic products, obtaining FDA and other regulatory approvals of products, and marketing and selling those products. Accordingly, our competitors may succeed more rapidly than we will in obtaining FDA approval for products and achieving widespread market acceptance. If we obtain necessary regulatory approval and commence significant commercial sales of our products, we will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which we have limited or no commercial-scale experience.

Reports to Security Holders.

(1)	The Company is not required to deliver an annual report to security holders and at this time does not anticipate the distribution of such a report.

(2)	The Company will file reports with the SEC. The Company will be a reporting company and will comply with the requirements of the Exchange Act.

(3)	The public may read and copy any materials the Company files with the SEC in the SEC's Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

ITEM 1A. RISK FACTORS

Risks Related to our Company

Our generating minimal revenues from operations makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

For the twelve months ending May 31, 2015, we have generated minimal revenues and incurred a loss of ($26,035). As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses.  If we make poor budgetary decisions as a result of unreliable data, we may never become profitable or incur losses, which may result in a decline in our stock price.

Our auditor has indicated in its report that there is substantial doubt about our ability to continue as a going concern as a result of our lack of revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Our auditor has indicated in its report that our lack of revenues raise substantial doubt about our ability to continue as a going concern. We also have negative working capital, with a deficiency in the amount of $123,789. These factors create substantial doubt about our ability to continue as a going concern. The financial statements do not include adjustments that might result from the outcome of this uncertainty. If we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations. Management believes that the Company can continue to operate through June 2016 without obtaining additional working capital.

Because we have a limited history of operations we may not be able to successfully implement our business plan.

We have less than two years of operational history in our industry. Accordingly, our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, successful implementation of our business plan and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us and any failure to implement our business plan may have a material adverse effect on the business of the Company.

If we fail to effectively manage our growth, our business, brand and reputation, results of operations and financial condition may be adversely affected.

We may experience a rapid growth in operations, which may place significant demands on our management team and our operational and financial infrastructure. As we continue to grow, we must effectively identify, integrate, develop and motivate new employees, and maintain the beneficial aspects of our corporate culture. To attract top talent, we believe we will have to offer attractive compensation packages. The risks of over-hiring or over compensating and the challenges of integrating a rapidly growing employee base may impact profitability.

Additionally, if we do not effectively manage our growth, the quality of our services could suffer, which could adversely affect our business, brand and reputation, results of operations and financial condition. If operational, technology and infrastructure improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues. To effectively manage our growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. This will require that we refine our information technology systems to maintain effective online services and enhance information and communication systems to ensure that our employees effectively communicate with each other and our growing base of customers. These system enhancements and improvements will require significant incremental and ongoing capital expenditures and allocation of valuable management and employee resources. If we fail to implement these improvements and maintenance programs effectively, our ability to manage our expected growth and comply with the rules and regulations that are applicable to publicly reporting companies will be impaired and we may incur additional expenses.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our Chief Executive Officer. If we lose his services or if he fails to perform in his current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

Our Chief Executive Officer is responsible for the operations and reporting of our company. The requirements of operating as a small public company are new to our management. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. We anticipate that the costs associated with SEC requirements associated with going and staying public are estimated to be approximately $25,000 in connection with this registration statement and thereafter $25,000 annually. If we lack cash resources to cover these costs in the future, our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our potential results of operations, cash flow and financial condition after we commence operations.

Additionally, failure to comply with reporting requirements could result in our registration being revoked. Companies that trade on the Over the Counter Bulletin Board (such as the Company) must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the Bulletin Board. When the Company becomes listed on that market, if it fails to remain current in the Company’s reporting requirements, the Company could be delisted from the Over the Counter Bulletin Board. Further, we have, in the past, failed to comply with our reporting obligations, which resulted in the revocation of the registration of our securities. Once this registration statement is deemed effective, our common stock will be registered once again, and we will again be subject to the reporting requirements of Regulation 13(a) of the Exchange Act. Any failure to meet our reporting obligations could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on its stock price.

Risks Related to our Business

We currently do not accept coverage or reimbursement for our products from any government programs or other third party payors. The availability of adequate third-party coverage and reimbursement for any future products is uncertain, and failure to obtain adequate coverage and reimbursement from third-party payors could impede our ability to market any future products we may develop and could limit our ability to generate revenue.

There is significant uncertainty related to the third-party payor coverage and reimbursement of newly approved medical products. Currently, we do not receive reimbursements from government programs or other third party payors for any of our current product offerings. However, we may in the future develop products that may rely on reimbursement from the government or other third party payors. Governmental payors, including Medicare and Medicaid, health maintenance organizations and other third-party payors are increasingly attempting to manage their healthcare expenditures and challenging the prices charged for medical products and services by limiting both coverage and the level of reimbursement of new drugs and biologics and, as a result, they may not cover or provide adequate reimbursement for our future products. These payors may not view our future products as cost-effective, and coverage and reimbursement may not be available to our customers, may be limited to certain indications or may not be sufficient to allow our future products to be marketed on a competitive basis. Third-party payors are exerting increasing influence on decisions regarding the use of, and coverage and reimbursement levels for, particular treatments. Cost-control initiatives could cause us to decrease the price we might establish for our products candidates, which could result in lower than anticipated product revenues. If we decrease the prices for our product candidates because of competitive pressures or if governmental and other third-party payors do not provide adequate coverage or reimbursement, our prospects for revenue and profitability will suffer.

Healthcare reform measures could hinder or prevent our products’ commercial success.

        In the United States, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system that could affect our future revenues and profitability and the future revenues and profitability of our potential customers. Federal and state lawmakers regularly propose and, at times, enact legislation that results in significant changes to the healthcare system, some of which are intended to contain or reduce the costs of medical products and services. For example, in March 2010, the President signed one of the most significant healthcare reform measures in decades, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Affordable Care Act. It contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse measures, all of which will impact existing government healthcare programs and will result in the development of new programs. The Affordable Care Act, among other things:

-	imposes a non-deductible annual fee on pharmaceutical manufacturers or importers who sell "branded prescription drugs";
-	increases the minimum level of Medicaid rebates payable by manufacturers of brand-name drugs from 15.1% to 23.1%;
-	addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;
-	requires collection of rebates for drugs paid by Medicaid managed care organizations;
-	Requires manufacturers to participate in a coverage gap discount program, under which they must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer's outpatient drugs to be covered under Medicare Part D; and
-	mandates a further shift in the burden of Medicaid payments to the states.

        Other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. On August 2, 2011, the President signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend proposals in spending reductions to Congress. The Joint Select Committee did not achieve its targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation's automatic reductions to several government programs. These reductions include aggregate reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments, will remain in effect through 2024 unless additional Congressional action is taken. On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

There likely will continue to be legislative and regulatory proposals at the federal and state levels directed at containing or lowering the cost of health care. We cannot predict the initiatives that may be adopted in the future or their full impact. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of health care may adversely affect:

-	our ability to set a price we believe is fair for our products;
-	our ability to generate revenues and achieve or maintain profitability; and
-	the availability of capital.

We may be subject to regulatory inquiries, claims, suits prosecutions which may impact our profitability.

Any failure or perceived failure by us to comply with applicable laws and regulations may subject us to regulatory inquiries, claims, suits and prosecutions. We can give no assurance that we will prevail in such regulatory inquiries, claims, suits and prosecutions on commercially reasonable terms or at all. Responding to, defending and/or settling regulatory inquiries, claims, suits and prosecutions may be time-consuming and divert management and financial resources or have other adverse effects on our business. A negative outcome in any of these proceedings may result in changes to or discontinuance of some of our services, potential liabilities or additional costs that could have a material adverse effect on our business, results of operations, financial condition and future prospects.

Our lack of history within our industry makes evaluating our business difficult.

We have a limited operating history within our industry and we may not sustain profitability in the future.

To sustain profitability, we must:

-	develop and identify new clients in need of our products;

-	compete with larger, more established competitors in pharmaceutical, nutraceutical and biologic industry

-	maintain and enhance our brand recognition; and

-	adapt to meet changes in our markets and competitive developments.

We may not be successful in accomplishing these objectives. Further, our lack of operating history within our industry makes it difficult to evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in highly competitive industries. The historical information in this report may not be indicative of our future financial condition and future performance. For example, we expect that our future annual growth rate in revenues will be moderate and likely be less than the growth rates experienced in the early part of our history.

Our product will remain subject to ongoing regulatory review and if we fail to comply with continuing regulations, the sale of any of our approved commercial products could be suspended.

The manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, and record keeping related to our products will remain subject to extensive regulatory requirements. If we fail to comply with the regulatory requirements of the FDA and other applicable domestic and foreign regulatory authorities or discover any previously unknown problems with any approved product, manufacturer, or manufacturing process, we could be subject to administrative or judicially imposed sanctions, including:

●	restrictions on the products, manufacturers, or manufacturing processes;

●	warning letters;

●	civil or criminal penalties;

●	fines;

●	injunctions;

●	product seizures or detentions;

●	pressure to initiate voluntary product recalls;

●	suspension or withdrawal of regulatory approvals; and

●	refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

Our industry is highly competitive, and our products may become obsolete.

We are engaged in a rapidly evolving field. Competition from other pharmaceutical companies, nutraceutical companies, biotechnology companies and research and academic institutions is intense and likely to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than we do. Those companies and institutions also have substantially greater experience in developing products, conducting clinical trials, obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. We are aware of potential competitors developing products similar to ours. Our competitors may succeed in developing products that are more effective and/or cost competitive than our current products, that would render our products less competitive or even obsolete.

Expanding our product offerings or number of offices may not be profitable.

We may choose to develop new products to offer. Developing new products involves inherent risks, including:

-	our inability to estimate demand for the new offerings;

-	competition from more established market participants;

-	a lack of market understanding.

In addition, expanding into new geographic areas and/or expanding current products offerings is challenging and may require integrating new employees into our culture as well as assessing the demand in the applicable market.

If we are unable to establish suitable sales and marketing capabilities to market and sell our products, we may become profitable

In order to market and sell our products, we currently intend to build and develop our own sales, marketing and distribution operations in the United States, Canada and Europe. Although our management team has previous experience with such efforts, there can be no assurance that we will be successful in building these operations. If we are unable to establish adequate sales, marketing and distribution capabilities, we may not be able to become profitable. We will also be competing with many companies that currently have extensive and well-funded sales and marketing operations. If any of our product candidates are approved, we may be unable to compete successfully against these more established companies.

We rely completely on third-party suppliers to manufacture our clinical drug supplies for our product candidates.

We do not currently have, nor do we plan to acquire, the infrastructure or capability to internally manufacture our products, or any future product candidates. We lack the internal resources and the capability to manufacture any products on a commercial scale. We do not conduct any clinical trials, nor do we rely upon any third parties to conduct clinical trials of our current products. However, we currently rely on Andwin Scientific, a provider of supplies and custom-designed product kits, to source the components for and package our products in pre-packaged and disposable kits. We have no formal agreements with Andwin Scientific regarding the production of our product kits, and do not plan to enter into any formal agreement with them in the foreseeable future. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured products ourselves. Although we are primarily responsible for regulatory compliance with respect to the manufacture of our products, we rely on the third party for regulatory compliance and quality assurance activities. The possibility of breach of the manufacturing agreement by the third party because of factors beyond our control and the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that could be costly or damaging to us. In addition, although we are not in control of the day-to-day activities of our third-party manufacturers, we are nonetheless responsible for ensuring that our products are manufactured according to applicable domestic or foreign standards.

Risks Related to the Market for our Stock

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  We anticipate that our common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors.  Indeed, we do not have any audit or compensation committee.  These functions are performed by the board of directors as a whole.  No members of the board of directors are independent directors.  Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

We may in the future issue additional shares of common stock, or our convertible debt may be converted into common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation, as amended, authorize the issuance of additional shares of common stock.  We also have debt that is convertible into 13,800,000 shares of our common stock. The future issuance of common stock, or the conversion of our convertible debt into common stock, may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions or the conversion of our debt into common shares may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Substantial future sales of shares of our common stock in the public market could cause our stock price to fall.

If our common stockholders (including those persons who may become common stockholders upon conversion of our convertible debt) sell substantial amounts of our common stock, or the public market perceives that stockholders might sell substantial amounts of our common stock, the market price of our common stock could decline significantly. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that our management deems appropriate.

We may have difficulty raising additional capital, which could deprive us of the resources necessary to implement our business plan, which would adversely affect our business, results of operation and financial condition.

We expect to continue devoting significant capital resources to fund research and development and marketing. In order to support the initiatives envisioned in our business plan, we will need to raise additional funds through the sale of assets, public or private debt or equity financing, collaborative relationships or other arrangements. If our operations expand faster or at a higher rate than currently anticipated, we may require additional capital sooner than we expect. We also may need to raise additional funds sooner to fund more rapid expansion or the development or enhancement of athletic enhancement products, services, capabilities and systems. We are unable to provide any assurance or guarantee that additional capital will be available when needed by our company or that such capital will be available under terms acceptable to our company or on a timely basis.

Our ability to raise additional financing depends on many factors beyond our control, including the state of capital markets, the market price of our common stock and the development or prospects for development of competitive products by others. If additional funds are raised through the issuance of equity, convertible debt or similar securities of our company, the percentage of ownership of our company by our company’s stockholders will be reduced, our company’s stockholders may experience additional dilution upon conversion, and such securities may have rights or preferences senior to those of our common stock. The preferential rights granted to the providers of such additional financing may include preferential rights to payments of dividends, super voting rights, a liquidation preference, protective provisions preventing certain corporate actions without the consent of the fund providers, or a combination thereof. We are unable to provide any assurance that additional financing will be available on terms favorable to us or at all.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of the Company.

Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acuiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of Supreme from doing so if it cannot obtain the approval of our board of directors.

A small number of individuals individually and collectively control a significant percentage of our outstanding voting securities

Four (4) entities collectively beneficially own approximately 65.30% of our outstanding shares of Common Stock. The Company’s current officer and director beneficially owns approximately 14.7% of our outstanding shares of Common Stock. Such concentrated control of the Company may adversely affect the price of the Common Stock. If you acquire Common Stock, you may have no effective voice in the management of the Company. Sales by insiders or affiliates of the Company, along with any other market transactions, could affect the market price of the Common Stock.

85% of our outstanding shares are classified as restricted securities and are not freely tradable, which may result in a lack of liquidity for shareholders. Additionally, sales of our common stock under Rule 144 could reduce the price of our stock.

There are 4,071,141 shares of our common stock held by non-affiliates and 23,080,000 shares, or 85% of all outstanding shares, held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities.

All of the restricted securities will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  These shares will not be freely tradable until the expiration of the holding period mandated by Rule 144, which may result in a lack of liquidity for holders of our shares. Additionally, the availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

There is no current established trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained.  While we intend to seek a quotation on the OTC Bulletin Board, there can be no assurance that any such trading market will develop, and purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

Risks Related to Intellectual Property

We may be unable to adequately protect the intellectual property used in our products and product candidates.

Currently, we have not been awarded any patents.  We license a pending patent application on our neuropathy treatment product candidate under an exclusive license agreement with Plum Grove Investments Trust and James Hays.  This patent application may not be granted or, if granted, the resulting patents may be challenged or invalidated. The absence of patent protection represents a risk in that the Company is not able to prevent other companies from developing a similar product whether or not the Company has a patent. In addition, there can be no assurance that our existing products will not infringe on patents owned by others. To the extent that the Company currently relies on unpatented proprietary technology, copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, there can be no assurance that others may not independently develop similar technology and know-how or that confidentiality will not be breached. Infringement is difficult to detect and costly to prevent. With respect to the protection of our proprietary rights internationally, the laws of some foreign countries may not protect our proprietary rights adequately. In addition, we will not have patent protection in countries where we do not file patent applications. Thus, the measures we are taking to protect our proprietary rights in the United States and abroad may not be adequate and our business may be harmed as a result.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Litigation or other legal proceedings relating to intellectual property claims, with or without merit, is unpredictable and generally expensive and time consuming and is likely to divert significant resources from our core business, including distracting our technical and management personnel from their normal responsibilities. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities.

We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating or from successfully challenging our intellectual property rights. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

If we infringe the rights of third parties we might have to forgo selling our future products, pay damages, or defend against litigation.

If our products and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we might have to:

	obtain licenses, which might not be available on commercially reasonable terms, if at all;
	abandon an infringing product or product candidate;
	redesign our products to avoid infringement;
	stop using the subject matter claimed in the patents held by others;
	pay damages, and/or
	defend litigation or administrative proceedings which might be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

Any of these events could substantially harm our earnings, financial condition and operations.

ITEM 2. FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

	May 31,	May 31,
	2015	2014
Assets
Current Assets
Cash	$6,295	$(32)
Inventory	7,782	-
Prepaid expenses	—	8,000
Total Current Assets	14,077	7,968
	$14,077	$7,968
Liabilities and Shareholders’ Deficit
Current Liabilities
Accounts payable	$103	$-
Due to related parties	90,000	73,960
Notes payable-Current	26,980	26,980
Total Current Liabilities	117,083	100,939
Long-term debt, net (Note 6)	23,481	23,481
Total liabilities	140,564	124,420
Shareholders’ deficit (Notes 10-12)
Common stock, $.0001 par value; 2,850,000,000 shares authorized,
25,948,960 and 25,648,960 for 2015 and 2014 respectively	3,595	2,565
Additional paid-in capital	751,619	736,649
Accumulated Deficit	(881,701)	(855,666)
Total shareholder’s equity	(126,487)	(116,452)
	$14,077	$7,968

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Corporate History:

Earth Dragon Resources, Inc. (“The Company”) was incorporated on October 23, 2007 in the State of Nevada. The Company was originally formed to engage in the business of locating and recovering mineral deposits, reserves and precious metals in the State of Nevada and in Ghana, Tanzania and Quebec. The Company began its initial exploration activities in Southwest Nevada with a claim referred to as the "Mountain Queen Lode Claim."

On February 10, 2012, the Company added a marine division with the acquisition of all of the outstanding capital stock of Project X, Inc., a private Nevada corporation formed on June 1, 2012, through a Share Exchange Agreement with the Shareholders of Project X, Inc., thereby becoming a wholly-owned subsidiary. The Share Agreement was for Eight Million Five Hundred Seventy Thousand (8,570,000) restricted shares of our common stock, in exchange for all of the issued and outstanding shares of Project X. Project X was a wholly owned subsidiary of the company, and was formed on June 1, 2011, for the purpose of entering in to a Joint Venture with Deep Marine Salvage Inc., a Nevis Corporation ("DMS"). The purpose of the Joint Venture was to engage in the business of locating and recovering valuable cargo from ships lost throughout the world's oceans.

On May 20, 2011, Project X and DMS entered into a Joint Venture Agreement (the "JV Agreement") to set forth the terms of the parties' agreement to create and operate such Joint Venture (the "JV"). The Joint Venture was formed for the financing and salvage of three (3) World War I shipwrecks, which the Company’s management believed contained cargo consisting of precious metals. The UK government issued three (3) licenses for these wrecks to our Joint Venture partner in December 2011.

On March 6, 2013, the Joint Venture Agreement was dissolved with the Company.   In exchange for the Company’s agreement to cancel the DMS JV, the Company received a two percent (2%) interest in all cargo recoveries from the three (3) World War I shipwrecks that were the subject of the Joint Venture Agreement – up to a maximum of $5,000,000.  On April 3, 2013, the Company acquired the research for the recovery of valuable cargo from four (4) World War II shipwrecks.

On February 12, 2014, the Company divested from all marine salvage assets, except for the two percent (2%) interest in the DMS recovery, and acquired PlasmaGenix, Inc., a privately-held California corporation and leader in the regenerative medicine industry, with the shareholders of PlasmaGenix, Inc., thereby becoming a wholly-owned subsidiary.

Current Operations:

Our principal business objective for the next 12 months and beyond such time will be to achieve long-term growth potential through the successful development and commercialization of the regenerative therapeutic products produced by our wholly-owned subsidiary, PlasmaGenix. We expect sales of our products to increase as we achieve greater market penetration. We believe these products have the greatest long-term potential for revenue and profitability, and we expect to focus our management and financial resources principally on them.

We also plan to expand our product offerings by developing and commercializing additional regenerative therapeutics.

We have incurred annual operating losses and expect to incur substantial operating losses in the future in connection with the development of our products. These conditions raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to develop additional sources of capital, successfully develop and market our products, and ultimately, achieve profitable operations. Management believes that the Company can continue to operate through June 2016 without obtaining additional working capital.

We may decide to seek additional financing through public or private issuance of equity or through the debt market. However, there can be no assurance that additional financing or partnering revenues will be available to us in the future or on terms that will be acceptable to us.

Results of Operations:

Revenues

For the year ended May 31, 2015, we generated revenues of $40,533. For the year ended May 31, 2014, we generated no revenues.

Operating Expenses

Total operating expenses for the 12 months ended May 31, 2015 were $45,963. We incurred no operating expenses for the year ended May 31, 2014.

Net Loss

For the three months ended August 31, 2015, Company had net losses of $2,698. For the year ended May 31, 2014 and the year ended May 31, 2015, we incurred a net loss of $24,123 and $26,035 respectively. The losses incurred were primarily due to operating expenses as well as losses from discontinued operations. For a further discussion of the nature of our discontinued operations, please refer to the section of our Management's Discussion And Analysis Of Financial Condition And Results Of Operations above entitled “Corporate History”.

Capital and Source of Liquidity

We have no material commitments for capital expenditures.  We have no plans for future capital expenditures at this time.

The Company has incurred losses totaling $884,399 for the period from October 23, 2007 (inception) to August 31, 2015 and has negative cash flows from operations, and in all likelihood will be required to make significant future expenditures in connection with marketing efforts along with general administrative expenses. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company may raise additional capital through the sale of its equity securities, through an offering of debt securities, or through borrowings from financial institutions or related parties. By doing so, the Company hopes to generate sufficient capital to execute its business plan of developing platelet based regenerative therapies for treating musculoskeletal conditions as well as developing additional products. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

Future revenues from the sale of our products will determine the amount of additional financing necessary to continue operations.

The board of directors has no immediate offering plans in place.  The board of directors shall determine the amount and type of financing as our financial situation dictates.

 Critical Accounting Policies

Our discussion and analysis of results of operations and financial condition are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

We considered the quality and variability of information regarding the financial condition and operating performance that may have changed in the past and may change in the future that may have a material effect, and have quantified them where possible.  Specifically, we considered risk of variability with changes in contract that may affect the recognition of income and also the possibility of changes in the tax code that may affect the long term rates of return.

 Off Balance Sheet Arrangements.

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Burden of SEC Reporting Requirements

We have chosen to become a "reporting company" and hereafter we will be subject to the information and reporting requirements of the Securities Exchange Act of 1934.

Accordingly, we will be obligated to file a Form 10-K with audited financial statements annually, a Form 10-Q with unaudited financial statements quarterly and other reports with the Securities and Exchange Commission that are both costly and time consuming. These filings will place additional burdens on us, both financially and with regard to the demands on the time of our executive officers.  If we cease filing these reports, our common stock would no longer be eligible for quotation on the Over-the-Counter Bulletin Board, and/or OTCQB, which could reduce the value and liquidity of your investment in our shares.  If we are not required under Section 12(g) or otherwise to be a mandatory Exchange Act filer because of the fact that we have less than 500 shareholders, we intend to continue as a voluntary reporting company. In the event that we are unable to establish a base of operations that generates sufficient cash flow or we are unsuccessful in obtaining additional equity or debt financing, the costs of maintaining our status as a reporting entity may inhibit out ability to continue our operations. If we subsequently decide to cease filing reports, our securities could no longer be quoted on the Over-the-Counter Bulletin Board and/or the OTCQB. This could reduce the value and liquidity of your investment in our shares.

Controls and Procedures

During the years ended May 31, 2015 and May 31, 2014, respectively, there were no changes in our internal controls over financial reporting (as defined in Rule 13a- 15(f) and 15d-15(f) under the Exchange Act) that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Evaluation of Disclosure Controls and Procedures

Our Chief Executive Officer has made an evaluation of the disclosure controls and procedures relating to the financial statements for the twelve months ending May 31, 2015 and has concluded such controls and procedures to be effective as of May 31, 2015 to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Act is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms and and is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate to allow for timely decisions regarding required disclosure. Management is currently evaluating the current disclosure controls and procedures in place to see where improvements can be made.

ITEM 3. PROPERTIES

The Company’s principal executive offices are located at the address of: 7660-H Fay Avenue, Suite 312 La Jolla, CA 92037. These offices are provided by the officer of the company at no cost.

PlasmaGenix, Inc. maintains its principal office space at 3661 Torrance Blvd., Suit 201, Inglewood, CA 90504. These offices are provided by the officer of the company at no cost

The Company believes that its current office space will be adequate for the foreseeable future. We have no plans to lease additional space in the next twelve months. Should the Company be required to obtain suitable facilities in the future, it believes it can obtain the required facilities at competitive rates.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this registration statement, the number of shares of common stock owned of record and beneficially by executive officers, directors and persons who beneficially own more than 5% of the outstanding shares of our common stock.

Name	Amount and Nature of Beneficial Ownership	Percentage of Class

J. Michael Johnson	4,000,000	14.7%
Jason A. Sunstein Family Investments, LLC (1)	4,000,000	14.7%
Plum Grove Investments (2)	7,040,000	25.9%
James Hayes	2,760 000	10.0%
(1)	Jason A. Sunstein has voting and dispositive power over the shares held by Jason A. Sunstein Family Investments, LLC. The address of Jason A. Sunstein Family Investments, LLC is 1666 Garnet Ave, Suite 212, San Diego, CA 92109.
(2)	Vanzil Burke has voting and dispositive power over the shares held by Plum Grove Investments, LLC. The address of Plum Grove Investments is 2199 E. Willows Street, Signal Hill, CA 90755.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our directors and executive as of July 31, 2105:

Name	Age	Position(s)

J. Michael Johnson	49	President, CEO, Secretary, Treasurer and Director

J. Michael Johnson, CEO and Director

Mr. Johnson became the President, CEO and Director of Earth Dragon Resources, Inc. on February 12, 2012.  Mr. Johnson holds over 20 years of experience in the public and private capital markets. Mr. Johnson’s financial career began at Fidelity Investments in 1990 in the institutional trading division. For the years of 1994-2005 Mr. Johnson acted as an independent consultant for multiple private and public companies. He assisted management in obtaining institutional investors and analyst coverage to maximize shareholder value. His primary focus has been identifying funding sources, structuring financing and negotiation of the transaction. Mr. Johnson has participated in IPO’s, secondary offerings, debt and equity financings, as well as private placements both on the retail and institutional level. His entry into the public markets began with various broker dealers in both retail and institutional sales. Between the years of 2005 and 2011, Mr. Johnson served as the co-founder of Johnson and West, Inc. which started both Maku Furniture and Eco-Shop which specializes in unique design and eco-friendly furniture manufactured in Indonesia and other brands/products from over 50 companies which are part of the sales channel. He received his Bachelor of Science degree in Economics in 1989 from Fitchburg State University.

Significant Employees.

None.

Family Relationships.

None.

Involvement in Certain Legal Proceedings.

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of Registrant during the past ten years.

ITEM 6. EXECUTIVE COMPENSATION

Mr. Johnson, our sole officer and director, does not receive any compensation for his services rendered to our company since inception, has not received such compensation in the past other than as described below and is not accruing any compensation pursuant to any agreement with us. No remuneration of any nature has been paid for or on account of services rendered by a director in such capacity.

There are no current employment agreements between the Company and its executive officer or understandings regarding future compensation.

The following table shows for the period ended May 31, 2015, the compensation awarded (earned) or paid by us to our named executive officers or acting in a similar capacity as that term is defined in Item 402(a)(2) of Regulation S-K. There are no understandings or agreements regarding compensation that our management will receive after a business combination that is required to be included in this table, or otherwise.

SUMMARY COMPENSATION TABLE
Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
J. Michael Johnson, President	May. 31, 2015	—	—	-	—	—	—	—	—
May 31, 2015

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We utilize the office space and equipment of our management at no cost.

License Agreement

On January 1, 2014, the Company entered into an exclusive license agreement with James Hays and Plum Grove Investments Trust (“Licensors”) for the use of their patent application for the method of producing autologous PRP to treat neuropathy. Plum Grove Investments Trust owns 70% of this patent application, while James Hays owns 30% of the application.

Under the terms of the license agreement, the Company will have exclusive rights to utilize this application in connection with the manufacture and sale of its neuropathy treatment products. In exchange, the Licensors will receive a royalty of 5% of all net sales in excess of net sales of $2 million per year. The minimum initial royalty deposit shall be $40,000 payable on March 1, 2014 and the minimum annual rolyalty shall be $100,000 commencing after the second year of the agreement, payable in quarterly installments starting January 1, 2016. All royalty payments shall be made 70% to Plum Grove Investments Trust and 30% to James Hays.

Except as set forth above, there have been no related party transactions, or any other transactions or relationships required to be disclosed.

Board Independence:

We have not:

-	Established our own definition for determining whether our director and nominees for directors are "independent" nor have we adopted any other standard of independence employed by any national securities exchange or inter-dealer quotation system, though our current directors would not be deemed to be "independent" under any applicable definition given that they are officers of the Company; nor,
-	Established any committees of the Board of Directors.

Given the nature of our company, our limited shareholder base and the current composition of our management, our Board of Directors does not believe that we require any corporate governance committees at this time.

ITEM 8. LEGAL PROCEEDINGS

In the ordinary course of our business, we may be subject to various claims, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. Presently, there are not any material pending legal proceedings to which the Registrant is a party or as to which any of its property is subject, and no such proceedings are known to the Registrant to be threatened or contemplated against it.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our common stock.  nor can we give any assurance that one will develop. As of the date hereof, none of our shares of common stock are subject to outstanding options or warrants, nor do we have any outstanding equity that is convertible into shares of our common stock. In addition, as of the date hereof, none of our shares of common stock are eligible to be sold pursuant to Rule 144 of the Securities Act, and we have not granted any registration rights to any of our stockholders. No stock has been authorized for issuance under any equity compensation plans.

As of June 30, 2015, we had 27,151,143 shares of common stock outstanding.

Holders

As of June 30, 2015, the Company had 60 stockholders of record of its common stock. The number of record holders was determined from the records of the Company's transfer agent.

Dividends

We have not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of our management to utilize all available funds for the development of our business. The payment of dividends will be at the discretion of our Board of Directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payments of dividends present in any of our future debt agreements and other factors our Board of Directors may deem relevant. The payment of dividends will also be subject to the requirements of the Nevada Revised Statutes.

Shares Eligible for Future Sale

Our shares of common stock are not registered under the securities laws of any state or other jurisdiction, and accordingly there is no public trading market for our common stock. Further, no public trading market is expected to develop in the foreseeable future unless and until the Company files a registration statement under the Securities Act.

23,080,002 (85%) of our outstanding shares of our Common Stock are “restricted” shares as that term is defined under the Securities Act of 1933, as amended (the “Securities Act”), and can only be sold or otherwise transferred pursuant to a registration statement under the Securities Act or pursuant to an available exemption from registration.

The exemption most commonly relied upon for resales of restricted securities from the registration requirements has been based on the provisions of Rule 144 of the Securities Act. Rule 144 will be available for those shares held for more than one year immediately after the initial filing of this Registration Statement by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

•	On March 10, 2015, the Company issued 300,000 shares of common stock to J.D. Mason Investments Ltd. at and agreed value of $0.05 per share in exchange for consulting services provided to the Company. The shares were issued pursuant to an exemption from registration provided by Section 4(2).

•	On November 10, 2014, the Company issued a $25,000 Convertible Promissory Note to an accredited investor; with a term of one (1) year; interest of twelve percent (12%); and convertible into the Company’s common stock at conversion rate of $0.05 per share. The Note was issued in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the "Securities Act") and in Section 4(2) and Section 4(6) of the Securities Act and/or Rule 506 of Regulation D.

•	On October 15, 2014, the Company issued a $50,000 Convertible Promissory Note to an accredited investor; with a term of one (1) year; interest of twelve percent (12%); and convertible into the Company’s common stock at conversion rate of $0.05 per share. The Note was issued in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the "Securities Act") and in Section 4(2) and Section 4(6) of the Securities Act and/or Rule 506 of Regulation D.

•	On March 29, 2014, the Company issued 50,000 shares of common stock at a price of $0.05 per share, pursuant to a share purchase agreement. The shares were was issued in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the "Securities Act") and in Section 4(2) and Section 4(6) of the Securities Act and/or Rule 506 of Regulation D.

•	On February 13, 2014, Earth Dragon Resources, Inc. entered into a Share Exchange Agreement with Plasmagenix, Inc., a private California corporation, and its shareholders in which the Company issued a total of 13,800,000, shares of common stock to the owners of PlasmaGenix. These shares were issued in exchange for all of the issued and outstanding shares of PlasmaGenix. Of the shares issued, 7,040,000 were issued to Plum Gove Investments, 2,760,000 were issued to James Hayes, 2,298,980 shares were issued to John Simmonds and the remaining 1,701,020 shares were issued to Caleb DeRosiers.

  On February 10, 2014, the Company entered into a Management Agreement (the “Management Agreement”) with James Hays, John Simmonds, M.D. and Caleb DesRosiers (collectively, the “Managers”), whereby pursuant to the terms and conditions of the Management Agreement, the Company engaged the Managers to manage PlasmaGenix in exchange for the Managers receiving from the Company an initial annual base salary of up to $70,000.  On the first business day of each calendar quarter, the Managers have the right to convert accrued and unpaid salary into shares of the Company’s common stock, at a price based on the average close sale price of the company’s common stock for the last three (3) trading days of the prior quarter.  The term of engagement, unless terminated earlier in accordance with the provisions of the Management Agreement, is from September 18, 2013 to September 18, 2016.

As part of the Management Agreement and Share Exchange Agreement, the owners of PlasmaGenix were entitled to additional common stock issuances of 13,800,000 and 14,400,000, respectively, based upon certain operational milestones being met. As of February 28, 2015, both operational milestones have been met and the Company plans to issue the additional shares within 30 days of the effectiveness of this registration statement.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a public offering as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a public offering. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

We are authorized by our Certificate of Incorporation to issue an aggregate of 200,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock") As of of the date of this registration statement, 27,151,143 shares of Common Stock were issued and outstanding. Our Articles of Incorporation do not provide for the issuance of any other class of stock.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

All of our outstanding shares of Common Stock are fully paid and non-assessable.

Anti-Takeover Provisions

The provisions of Nevada law and our bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The shareholders or Board of Directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more shareholders, with at least 100 of such shareholders being both shareholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 shareholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our shareholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the Board of Directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Articles of Incorporation and Bylaws

Our articles of incorporation are silent as to cumulative voting rights in the election of our directors. Nevada law requires the existence of cumulative voting rights to be provided for by a corporation's articles of incorporation.  In the event that a few stockholders end up owning a significant portion of our issued and outstanding common stock, the lack of cumulative voting would make it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of us by replacing our Board of Directors. Our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of us.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Under the General Corporation Law of the State of Nevada, a corporation is required to indemnify both the current and former directors or officers of the corporation against expenses actually and reasonably incurred if the particular current or former director or officer seeking indemnification is successful on the merits or otherwise in defense of any action, suit or proceeding brought by reason of the fact that such person was a director or officer of the corporation. In addition, a corporation may indemnify its current or former directors or officers against (i) judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys’ fees, in the case of a third-party action, and (ii) expenses, including attorneys’ fees (but not amounts paid in settlement or judgments), in the case of an action by the corporation or a derivative action brought by a stockholder, in each case incurred in any actual or threatened litigation brought by reason of the fact that such person was serving in one of the previously mentioned capacities. In order for an individual to qualify for what is generally referred to as “permissive indemnification,” an appropriate body, such as the board’s disinterested directors, must determine that such individual has met the requisite standard of conduct.

However, the weakness of indemnification, whether required or permitted by statute, is that the current or former director or officer must either prevail in the action or have met the requisite standard of conduct. This means that the director or officer must fund a defense to reach the required result. In recognition of this, Nevada law permits a corporation to advance the expenses incurred by a current or former director or officer in defending third-party or derivative actions without regard to a standard of conduct. As a condition precedent to the advancement of expenses, a corporation is required to obtain from a director or officer to whom expenses are advanced an undertaking to repay any amounts advanced in the event that it is later determined that such person is not entitled to indemnification.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

Our financial statements appear on pages F-1 through F-15 of this registration statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices or financial statement disclosure.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

a. Financial Statements

Our financial statements appear beginning on page F-1 of this registration statement.

Exhibits

Exhibit Number	Description
3,1		Certificate of Incorporation*
3.2		By-Laws *
10.1		Share Exchange Agreement*
10.2		Management Agreement**

______________

*Filed with September 30, 2015 filing

** Filed herewith

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 2, 2016	Earth Dragon Resources, Inc.

	By:	/s/ J. Michael Johnson
Name: J. Michael Johnson
Title: President

EARTH DRAGON RESOURCES, INC.

AUDIT REPORT

MAY 31, 2015

EARTH DRAGON RESOURCES, INC.

Index to Financial Statements

Page
Report of Independent Accounting Firm...............................................................................................................	26
Consolidated Balance Sheets as of May 31, 2015 and 2014...............................................................................	27
Consolidated Statements of Operations for the and Years ……………….………………..………….
ended May 31, 2015 and 2014 ………………………………………………………………………………	28
Consolidated Statement of Changes in Shareholders' Equity (Deficit) ……………..………………..…………
for the period October 23, 2007 (Inception) to May 31, 2015……………………………………...………	29
Consolidated Statements of Cash Flows for the Years ended May 31, 2015 and 2014………………………	30
Notes to Financial Statements...............................................................................................................................	31

KBT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders Earth Dragon Resources, Inc.:

I have audited the accompanying balance sheets of Earth Dragon Resources, Inc. (the “Company”) as of May 31, 2015 and May 31, 2014, and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. I was not engaged to perform an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Earth Dragon Resources, Inc. as of May 31, 2015 and May 31, 2014, and the results of its operations and cash flows the years ended in conformity with accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and negative cash flows from operations the past three years. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/K.Brice Toussaint

K.Brice Toussaint MBA, CPA

Dallas, TX

September 21, 2015

 EARTH DRAGON RESOURCES, INC.

Consolidated Balance Sheets

Three Months Ended August 31, 2015

		August 31, 2015
	ASSETS

Current Assets
Cash		$58,993
Inventory		7,782
Prepaid Expenses		-
Total Current Assets		$66,775

	LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities
Accounts Payable		$103
Due to Related Parties		90,000
Notes Payable - Current		26,980
Total Current Liabilities		117,083

Long Term Debt, Net		73,481
Total Liabilities		190,564

Shareholders' Deficit
Common Stock, $.0001 par value, 200,000,000 shares authorized, 25,948,960		3,595
Additional Paid in Capital		757,015
Deficit Accumulated During Exploration Stage		-884,399
Total Shareholders' Equity (Deficit)		-123,789
		$66,775

Consolidated Balance Sheets

Years Ended May 31, 2015 and 2014

	May 31,	May 31,
	2015	2014
Assets
Current Assets
Cash	$6,295	$(32)
Inventory	7,782	-
Prepaid expenses	—	8,000
Total Current Assets	14,077	7,968
	$14,077	$7,968
Liabilities and Shareholders’ Deficit
Current Liabilities
Accounts payable	$103	$-
Due to related parties	90,000	73,960
Notes payable-Current	26,980	26,980
Total Current Liabilities	117,083	100,939
Current Debt, net	23,481	23,481
Total liabilities	140,564	124,420
Shareholders’ deficit
Common stock, $.0001 par value; 2,850,000,000 shares authorized,
25,948,960 and 25,648,960 for 2015 and 2014 respectively	3,595	2,565
Additional paid-in capital	751,619	736,649
Accumulated Deficit	(881,701)	(855,666)
Total shareholder’s equity	(126,487)	(116,452)
	$14,077	$7,968

EARTH DRAGON RESOURCES, INC.

Consolidated Statements of Operations

Year Ended
May 31,
	2015	2014
Revenues:
Sales	$40,533	$—
Cost of Sales
Purchases	6,832	—
Gross profit	33,701	—
Operating expenses:
Other general and administrative expenses	45,963	—
Loss from Continuing Operations	(12,262)	—
Discontinued Operations	(13,773)	(24,123)
Net (loss)	$(26,035)	$(24,123)
Basic and diluted loss per share	$(0.00)	$(0.00)
Basic and diluted weighted average
common shares outstanding	25,948,960	25,648,960

EARTH DRAGON RESOURCES, INC.

Consolidated Statement of Changes Shareholders' Deficit

				Earnings Deficit
	Common Stock		Additional Paid In Capital	Accumulated During Startup	Total Stockholder’s Deficit
	Shares	Amount
		$		$	$
Beginning Balance, May 31, 2015	25,948,960	3,595	757,015		760,610
Issuance of Common Stock $0.0001 Par Value	-	-	-	0	-
Additional Paid In Capital Net Income (Loss)	-	-		(884,399)	(884,399)

Ending Balance, August 31, 2015	25,948,960	3,595	757,015	(884,399)	(123,789)

See accompanying notes to financial statements

EARTH DRAGON RESOURCES, INC.

Consolidated Statements of Cash Flows

Three Months Ended August 31, 2015

Three Months Ended
August 31, 2015

Cash Flows from Operating Activities:
Net Loss	$(2,698)

Cash Flows from Investing Activies:
Net Cash Provided by Investing Activities

Cash Flows from Financing Activities:
Net Cash Provided by Financing Activities	50,000

Net Change in Cash	47,302

Cash, Beginning of Period	$11,691
Cash, End of Period	$58,993

EARTH DRAGON RESOURCES INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD FROM May 31, 2015 to August 31, 2015

 1.  Nature of Operations

Earth Dragon Resources, Inc. (the “Company”) was incorporated in the State of Nevada on October 23, 2007. The Company is a Development Stage Company. From inception to February 10, 2012, the Company focused on mining activities with mineral rights in the State of Nevada and joint venture agreements in Ghana, Tanzania and Quebec.

On February 14, 2012, the Company divested from all of its mining assets and acquired Project X, Inc., a Nevada corporation formed on June 1, 2012, through a Share Exchange Agreement with the Shareholders of Project X, Inc., thereby becoming a wholly-owned subsidiary. On July 20, 2011, the Company entered into a Joint Venture Agreement with Deep Marine Salvage, Inc. (“DMS”) to recover valuable cargo from an initial scope of World War I shipwrecks. On March 6, 2013, the Joint Venture Agreement was dissolved with the Company. In exchange for the Company’s agreement to cancel the DMS JV, the Company received a two percent (2%) interest in all cargo recoveries from the three (3) World War I shipwrecks that were the subject of the Joint Venture Agreement – up to a maximum of $5,000,000. On April 3, 2013, the Company acquired the research for the recovery of valuable cargo from four (4) World War II shipwrecks.

On February 12, 2014, the Company divested from all marine salvage assets, except for the two percent (2%) interest in the DMS recovery, and acquired PlasmaGenix, Inc., a privately-held California corporation and leader in the regenerative medicine industry, with the shareholders of PlasmaGenix, Inc., thereby becoming a wholly-owned subsidiary.

Going Concern

The financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. At August 31, 2015, the Company had cash of $58,993 and negative working capital of $123,789. For the three months ended August 31, 2015, Company had net losses of $2,698. The Company has incurred losses totaling $884,399 for the period from October 23, 2007 (inception) to August 31, 2015.These factors raise substantial doubt as to the Company’s ability to continue as a going concern. The Company plans to raise additional capital and achieve profitable operations through future business ventures. However, there is no assurance that the Company will accomplish these objectives. The financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. Due to Related Parties

Due to related parties consists of:

	August 31, 2015	May 31, 2014

Compensation and expenses due offers of the Company	$90,000	$73,960
Totals	$90,000	$73,960

3. Notes Payable

Notes payable consist of:

	August 31, 2015	May 31, 2014

Promissory note dated February 28, 2011(replaced June 1, 2011 with a Convertible Promissory Note) issued to MED Ventures Ltd. for cash advances on January 24, 2011 and February 22, 2011, interest at 12%, originally due February 27, 2012 (amended June 1, 2011 to extend maturity date to December 31, 2013), unsecured (commencing June 1, 2011, convertible into shares of common stock at a pre-split and post-split price of $0.001 per share), less unaccreted debt discount of $256,519 and $0 respectively.	$26,980	$26,980
Convertible Promissory Note in the amount of $25,000 issued on November 10, 2014; with a term of one (1) year; interest of twelve percent (12%); and convertible into the Company’s common stock at conversion rate of $0.05 per share. Convertible Promissory Note in the amount of $50,000 issued on October 15, 2014; with a term of one (1) year; interest of twelve percent (12%); and convertible into the Company’s common stock at conversion rate of $0.05 per share.	25,000
	50,000
Totals	101,980	26,980

On March 8, 2011, we repaid $35,000 of the $315,000 promissory note payable to MED Ventures Ltd. through a $35,000 payment to Hansen Drilling Ltd. at the instruction of MED Ventures Ltd.

On June 1, 2011, the Company executed a new Convertible Promissory Note to Med Ventures Ltd. which replaced the original Promissory Note dated February 28, 2011.   The new Convertible Promissory Note provides the holder the right at any time to convert any part of the Note into shares of the Company’s common stock at a pre-split and post-split conversion rate of $0.001 per share (provided that such holder’s conversion does not result in the holder’s percentage ownership to exceed 4.9% of the total number of common shares outstanding).  The new Convertible Promissory Note also provides that no re-capitalization, forward split or reverse split of the Company’s common stock to take effect after June 1, 2011 shall have a dilutive effect on the number of shares that are to be issued as a result of such conversion.  Accordingly, the $0.001 per share conversion rate was not adjusted as a result of the December 12, 2011 1 for 500 reverse stock split.  At the $0.001 conversion price, the $280,000 note balance is convertible into 280,000,000 shares of our common stock.  Using the $0.041 pre-split June 1, 2011 closing trading price of our common stock, the $280,000 note balance would have been convertible into 6,829,268 shares of our common stock.  Accordingly, the intrinsic value of the beneficial conversion feature is $11,200,000 (273,170,732 incremental shares multiplied by the $0.041 pre-split June 1, 2011 closing trading price), To account for this, the Company recognized a $280,000 debt discount on June 1, 2011 (the discount is limited to the amount of the proceeds allocated to the convertible instrument) and is accreting the discount as interest expense over the 31 month term of the Convertible Promissory Note.

On November 10, 2014, the Company issued a $25,000 Convertible Promissory Note to an accredited investor; with a term of one (1) year; interest of twelve percent (12%); and convertible into the Company’s common stock at conversion rate of $0.05 per share.

On October 15, 2014, the Company issued a $50,000 Convertible Promissory Note to an accredited investor; with a term of one (1) year; interest of twelve percent (12%); and convertible into the Company’s common stock at conversion rate of $0.05 per share.

4. Common Stock

Effective December 14, 2010, the Company effected a 38 for 1 forward stock split, increasing the issued and outstanding shares of common stock from 11,960,000 shares to 454,480,000 shares. All shares and per share amounts have been adjusted to retroactively reflect this stock split.

On January 31, 2008, the Company issued 380,000,000 shares of common stock to its former chief executive officer for total cash proceeds of $20,000.

On January 31, 2009, the Company closed on the sale of a total of 74,480,000 shares of common stock in its public offering at a price of $0.0013158 per share for total cash proceeds of $98,000.

On January 21, 2011, the Company cancelled 200,000,000 shares of common stock which had been issued on January 31, 2008 to Yuan Kun Deng, the chief executive officer of the Company from October 23, 2007 (inception) to September 21, 2010, pursuant to the request of Mr. Deng.

On December 3, 2014, the Board of Directors and a majority of the shareholders of the Company approved an Amendment to the Articles of Incorporation to reduce the authorized capital stock from 2,850,000,000 common shares to 200,000,000. This Amendment to the Articles of Incorporation did not change the issued and outstanding; and the par value remained at $0.0001.

At August 31, 2015, there were no outstanding stock options or warrants.

5. Revenue Recognition

Revenue is derived from sales of products to distributors and consumers. Revenue will be recognized when earned, as reasonably determinable in accordance with Financial Accounting Standards Board Accounting Standards Policy (“ASP”) 605-15-25, “Revenue Recognition.”

The following are the conditions that must be met in order to recognize revenue in accordance with ASP: (i) the buyer’s price is fixed or determinable as of the date of sale (presumably via executed final sales contract); (ii) the buyer has paid or is obligated to pay the seller based on nothing except the delivery of the product (i.e. cannot be contingent on any other future events); (iii) the buyer’s obligation to pay the seller changes only if the product is returned to the seller (e.g. theft, damage, or loss of product does not negotiate buyers obligation); (iv) the buyer acquiring the product must have economic substance outside of the product provided by the seller (that is, the buyer cannot be a simple re-seller established by the seller for the purpose of what would amount to inflating recognized sales); (v) the sellers obligation to the buyer significantly ends at delivery (the seller cannot be obligated to direct buyers to the seller, substantially advertise/distribute for the seller, etc).

6. Discontinued Operations

Earth Dragon Resources, Inc. (the “Company”) was incorporated in the State of Nevada on October 23, 2007. The Company is a Development Stage Company. From inception to May 31, 2012, the Company focused on mining activities with mineral rights in the State of Nevada and joint venture agreements in Ghana, Tanzania and Quebec.

On May 31, 2012, due to a lack of sales, the Company elected to discontinue its mining operations. No buyer of the mining operations was obtained, so the Company shut down the operations during the year ended May 31, 2012 and wrote off the mining assets.  This led to a strategic transition into a new core business of marine salvage through a Share Exchange Agreement with the shareholders of Project X,  Inc., a privately-held marine salvage company, on June 2, 2012, thereby becoming a wholly-owned subsidiary.  This also resulted in a change in management and board of directors better qualified to manage the Company’s new business direction.

7. Subsequent Events

None